Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), by and between First Foundation Inc. (the “Employer”), a Delaware corporation, and James Britton (the “Executive”), is made and entered into as of August 14, 2023.

WHEREAS, First Foundation Bank (“FFB”) is a bank chartered by the Department of Financial Protection and Innovation of the State of California (the “DFPI”) and conducts a banking business; First Foundation Advisors (“FFA”), a California corporation, is engaged in the business of providing investment management, wealth management, and advisory services primarily to high net worth individuals; and both FFB and FFA are wholly-owned subsidiaries of the Employer, which, through its subsidiaries (collectively “Affiliates”), provides commercial banking, investment management, wealth management, advisory services, trust services, and other financial services to the public.

WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer, in accordance with the terms and subject to the conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.            Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, on a full time basis, on the terms and conditions set forth in this Agreement.

2.            Capacity. The Executive shall serve as Executive Vice President and Chief Financial Officer of the Employer and FFB. The Executive shall be principally responsible for budgeting, asset liability management, regulatory and financial reporting, strategic planning and project management, subject to the directions of the Employer’s Board of Directors (the “Board”) or Chief Executive Officer (the “CEO”). Executive shall also serve Employer in such other or additional offices and capacities as the Executive may be requested to serve by the Board or the CEO and shall perform such services and duties in connection with the business, affairs and operations of, Employer as may be assigned or delegated from time to time to Executive by or under the authority of the Board or the CEO, which may include rendering services to Affiliates.

3.            Extent of Service. During Executive’s employment under this Agreement, Executive shall devote Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of Employer’s business and interests and to the discharge of Executive’s duties and responsibilities under this Agreement. Executive shall not engage in any other business activity, except as may be approved in writing and in advance by the Board; provided, however, that nothing in this Agreement shall be construed as preventing Executive from:

(a)            investing Executive’s assets in any company or other entity in a manner not prohibited by Section 8(d) hereof and in such form or manner as shall not require any material activities on Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b)            engaging in religious, charitable or other community or non-profit activities that do not impair Executive’s ability to fulfill his duties and responsibilities under this Agreement.

4.            Term. Unless sooner terminated pursuant to Section 6 hereof, the term of Executive’s employment with Employer pursuant to this Agreement shall commence on the date hereof and end on December 31, 2025 (the “Term”).

5.            Compensation and Benefits. The regular compensation and benefits payable to Executive under this Agreement shall be as follows:

(a)            Salary. For all services rendered by Executive under this Agreement, Employer shall pay Executive a salary at the annual rate of Three Hundred Ninety Thousand dollars ($390,000), as the same may be increased in the sole discretion of the Board or its Compensation Committee (the “Compensation Committee”), at any time or from time to time hereafter (the “Base Annual Salary”). Executive’s Base Annual Salary shall be payable in periodic installments in accordance with Employer’s usual payroll practices for its senior executives.

(b)            Bonus Compensation. Executive shall be entitled to participate in the annual incentive bonus programs for Employer’s senior executives; provided, however, that nothing contained in this Section 5(b) or elsewhere in this Agreement shall be construed to create any obligation on the part of Employer to maintain the effectiveness of any annual incentive bonus program. The performance measures and goals that will be used to determine Executive’s entitlement to an annual incentive bonus under any such bonus program that is established by Employer shall be determined by the Board or the Compensation Committee.

(c)            Regular Employee Benefits. Executive shall be entitled to participate in any qualified or any other retirement plans, stock option and equity incentive plans, stock purchase plans, medical insurance plans, life insurance plans, disability insurance or income plans, vacation plans, expense reimbursement plans and other benefit plans which Employer may from time to time have in effect for all or most of its senior executives; provided, however, that nothing contained in this Section 5(c) or elsewhere in this Agreement shall be construed to create any obligation on the part of Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time during the Term. The extent and the terms and conditions of Executive’s participation in any such plan shall be subject to the terms and conditions in the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan.

(d)            Reimbursement of Business Expenses. Employer shall reimburse Executive for all reasonable expenses incurred by him/her in performing services pursuant to this Agreement, in accordance with Employer’s expense reimbursement policies and procedures for its senior executives, as in effect from time to time.

(e)            Taxation of Compensation Payments and Benefits. Employer shall be entitled and shall undertake to make deductions, withholdings and tax reports with respect to compensation payments and benefits to Executive under this Agreement to the extent that Employer reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Employer to make any payments to compensate Executive for any adverse tax consequences associated with or arising out of any payments or benefits or for any deduction or withholding from any payments or benefits.

(f)             Restricted Stock Units.            Employer shall grant Executive 12,000 restricted stock units vesting ratably over three years on the anniversary of the date of grant.

(g)            Exclusivity of Salary and Benefits. Except as otherwise set forth in Exhibit A hereto, Executive shall not be entitled to any payments or benefits other than those expressly provided for in this Agreement.

6.             Termination of Employment. Notwithstanding the provisions of Section 4, Executive’s employment under this Agreement shall terminate prior to the end of the Term under the following circumstances and in accordance with the terms and provisions set forth below in this Section 6.

(a)             Termination by Employer for Cause. Executive’s employment under this Agreement may be terminated for Cause, without further liability on the part of Employer, effective immediately upon a determination by the CEO or a vote of the Board and written notice to the Executive. Each of the following shall constitute “Cause” that shall entitle Employer to terminate Executive’s employment for Cause:

(i)            any act of gross negligence, willful misconduct or insubordination by Executive with respect to Employer or any of its Affiliates, or any act of fraud, whether or not involving Employer or any of its Affiliates; or

(ii)           a violation by Executive of any laws or government regulations applicable to Employer which could reasonably be expected to subject Employer or any of its Affiliates (including any of their respective officer or directors) to disciplinary or enforcement action by any governmental agency, including the assessment of civil money damages on Employer, or which could reasonably be expected to adversely affect Employer’s or any of its Affiliates’ reputation or goodwill with clients, customers, regulatory agencies or suppliers doing business with the Employer or any of its Affiliates; or

(iii)          the issuance of an order under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”) requiring Executive to be removed or permanently prohibited from participating in the conduct of the Employer’s business; or

(iv)          the commission by Executive of an act which would constitute (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or

(v)           any failure of Executive to perform, to the reasonable satisfaction of the Board, a substantial portion of Executive’s duties and responsibilities assigned or delegated to him/her under this Agreement, which failure continues, in the judgment of the Board, for more than thirty (30) days following the giving of written notice to Executive of such failure; or

(vi)          a breach by Executive of any of Executive’s material obligations under this Agreement, which breach remains uncured within fifteen (15) days following Executive’s receipt of written notice of the existence of such breach and, for such purposes, the term “material obligations” shall include each of Executive’s covenants and obligations contained in Section 8 hereof; or

(vii)         a violation by Executive of any conflict of interest policy, ethical conduct policy or employment policy adopted by Employer or any of its Affiliates or a breach by Executive of any of his fiduciary duties to Employer or any of its Affiliates; or

(viii)        the issuance of an order or directive by any government agency having jurisdiction over Employer or any of its Affiliates or over Executive which requires Executive to disassociate himself/herself from Employer or any of its Affiliates, suspends Executive’s employment, or requires Employer to terminate Executive’s employment.

(b)            Termination by Employer Without Cause. Executive’s employment under this Agreement may be terminated by Employer without Cause upon written notice to Executive, whereupon Executive shall become entitled to the severance compensation and benefits set forth in Section 7(b) of this Agreement. Notwithstanding anything to the contrary that may be contained in this Agreement, it is acknowledged and agreed that a termination pursuant to any of Sections 6(d) (entitled “Termination due to Death”), 6(e) (entitled “Disability”) or 6(f) (entitled “Expiration of Term”) below, shall not be deemed to be or constitute a termination without Cause for purposes of this Agreement.

(c)            Termination by Executive for Good Reason. Subject to the terms and conditions set forth hereinafter in this Section 6(c), Executive shall be entitled to terminate this Agreement and his employment with Employer hereunder for “Good Reason” and to receive the severance compensation set forth in Section 7(b) below, if Employer takes any of the actions set forth in clauses (i) through (iv) below (each a “Good Reason Action”):

(i)            Reduction or Adverse Change of Authority and Responsibilities. Employer materially reduces Executive's authority, duties or responsibilities with Employer, unless such reduction is made as a consequence of (i) any acts or omissions of Executive which would entitle Employer to terminate Executive’s employment for Cause (as defined in Section 6(a) of this Agreement), or (ii) Executive’s Disability (determined as provided in Section 6(e) of this Agreement);

(ii)           Material Reduction in Salary. Employer materially reduces Executive's base salary or base compensation below the amount thereof as prescribed by Executive’s Employment Agreement, unless such reduction is made (A) as part of an across-the-board cost-cutting measure that is applied equally or proportionately to all senior executives of Employer, rather than discriminatorily against Executive, or (B) as a result of any acts or omissions of Executive which would entitle Employer to terminate Executive’s employment for Cause (as defined in Section 6(a) of this Agreement), or (C) by and at the election of the Employer as a result of Executive’s Disability (determined as provided in Section 6(e) of this Agreement);

(iii)          Relocation. Employer relocates Executive’s principal place of employment to an office (other than Employer's headquarters offices) located more than thirty (30) miles from Executive’s then principal place of employment (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for Employer); or

(iv)          Breach of Material Employment Obligations. Employer commits a breach of any of its material obligations to Executive under this Agreement which breach continues uncured for a period of thirty (30) days following written notice thereof from Executive.

Notwithstanding anything to the contrary that may be contained in this Section 6(c) or elsewhere in this Agreement: (x) the following conditions must be satisfied in order for Executive to terminate this Agreement and his employment for Good Reason: (1) Executive shall have given Employer a written notice of termination for Good Reason (a “Good Reason Termination Notice”) prior to the expiration of a period of fifteen (15) consecutive calendar days commencing on the date that Executive is first notified in writing that Employer has taken any such Good Reason Action, (2) Employer shall have failed to rescind or cure such Good Reason Action within thirty (30) consecutive calendar days following its receipt of such Good Reason Termination Notice, and (3) the Good Reason Termination Notice must expressly state that Executive is terminating his employment for Good Reason pursuant to this Section 6(c) and must describe in reasonable detail the Good Reason Action that entitles Executive to terminate this Agreement and his employment for Good Reason; and (y) Executive shall not be entitled to terminate his employment for Good Reason, if Executive shall have consented to the taking of such Good Reason Action by Employer or if Employer was required to take any of the above-described actions in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any court or other tribunal or any government agency having jurisdiction over Employer or any of its Affiliates.

(d)            Termination due to Death. Executive’s employment with Employer shall terminate upon his death.

(e)            Disability. If Executive shall become disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with Employer or with any of Employer’s Affiliates under this Agreement, then, upon the expiration of the lesser of (i) six (6) months thereafter or (ii) the then remainder of the Term of this Agreement (the “Interim Disability Period”), Executive’s employment may be terminated by Employer without liability to Executive, subject to the following terms and provisions. The Board may remove Executive from any responsibilities and/or reassign Executive to another position with Employer for and the during the Interim Disability Period, provided, however, that Executive shall continue to receive his full Base Annual Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies or benefit programs), together with benefits Executive receives pursuant to Section 5 hereof (except to the extent that Executive may be ineligible for one or more such benefits under applicable plan terms), for and during the Interim Disability Period. If any question shall arise as to whether Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions, with or without reasonable accommodation, Executive may, and at the request of Employer shall, submit to Employer a physician’s certification (in reasonable detail) as to whether Executive is so disabled and how long such disability is expected to continue. Such certification shall be obtained only from a physician who is selected by Employer and to whom Executive or Executive’s guardian (as the case may be) has no reasonable objection and the certification so obtained shall for purposes of this Agreement be conclusive of such question or any issue as to the matters addressed in such certification. Executive shall cooperate with any reasonable request of that physician in connection with such certification, including a request that Executive undergo any physical or mental examination or tests, as deemed appropriate by such physician. If Executive shall fail to submit to such an examination or any such tests, as such physician deems in his discretion to be appropriate for purposes of enabling physician to make such certification, then, Employer’s determinations with respect to the questions of whether Executive is disabled and how long such disability is expected to continue shall be binding on Executive. Nothing in this Section 6(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(f)            Terminations due to Certain Regulatory Actions Affecting Employer. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, this Agreement, and Executive’s employment hereunder shall terminate, on the occurrence of any of the following events:

(i)            A conservator, receiver, or other legal custodian is appointed for the Employer pursuant to any adjudication or other official determination by any court of competent jurisdiction, the FDIC, or any governmental authority having jurisdiction over Employer; or

(ii)           the Commissioner of the DFPI or the Chairman of the FDIC, or his or her designee, requires this Agreement to be terminated due to (A) the entry, by the Federal Deposit Insurance Corporation (the “FDIC”) into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or (B) the approval of a supervisory merger to resolve problems related to operations of the Employer or (C) a determination by Director of the DFPI or the Chairman of the FDIC that the Employer is in an unsafe or unsound condition.

(g)            Expiration of Term. Executive’s employment under this Agreement shall terminate automatically on and as of the expiration date of the Term.

(h)            Survival. Upon expiration or any termination of Executive’s employment with Employer pursuant to any of the provisions of this Section 6, this Agreement also shall terminate; provided, however, that the following shall survive and remain in full force and effect after the expiration or any termination of this Agreement: (i) the respective representations and warranties of each party contained in this Agreement, which shall continue in effect throughout the Term, and (ii) the respective rights, obligations and covenants and agreements of the parties contained in Section 7 (entitled "Compensation Upon Termination"), Section 8 (entitled "Protective Covenants"), Section 9 (entitled "Arbitration of Disputes") and Section 10 (entitled "Miscellaneous") hereof.

(i)            Suspension of Employment. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s business by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (a “Suspension Notice”), the Employer’s obligations under the Agreement shall be suspended as of the date on which service of such Suspension Notice is made, unless such suspension is stayed by appropriate proceedings. If the charges in the Suspension Notice are dismissed, Employer may, in its discretion (i) pay the Executive all or part of the compensation withheld while Employer’s obligations hereunder were suspended, and (ii) reinstate (in whole or in part) any of the obligations of Employer that were suspended.

7.            Compensation Upon Termination.

(a)            Termination Generally. If Executive’s employment with Employer expires or is terminated (whether by Employer or Executive) for any reason during the Term, Employer shall pay or provide to Executive (or to his authorized representative or estate): (i) any unpaid Base Annual Salary earned through the date of such termination; (ii) any unpaid incentive compensation that is deemed earned and has become payable under the terms of any incentive compensation program in which Executive was participating at the time of or had participated prior to such expiration or termination of employment; (iii) unpaid expense reimbursements; (iv) accrued but unused vacation, and (v) any vested benefits Executive may have earned under any employee benefit plan of Employer prior to the expiration or termination of Executive’s employment; provided, however, that notwithstanding the foregoing provisions of this Section 7(a), if Executive’s employment is terminated for Cause pursuant to Section 6(a) above or pursuant to Section 6(f), due to certain Regulatory Actions, then, unless otherwise required by applicable law, Executive shall not be entitled to receive any unpaid incentive compensation that might otherwise have been due to Executive and Executive will not be eligible for any Severance Payment. All payments required to be made pursuant to this Section 7(a) shall be made within thirty (30) days following termination or on such earlier date as is required by applicable law.

(b)            Termination by the Employer Without Cause or by Executive for Good Reason. In the event of a termination of Executive’s employment by Employer without Cause pursuant to Section 6(b) above, or by Executive for Good Reason pursuant to Section 6(c) above, then subject to Executive’s execution, delivery and non-revocation within sixty (60) days following the date of termination of an agreement, that is satisfactory in a form and substance to Employer, releasing any and all legal claims (known or unknown) Executive may have against Employer or any of its Affiliates, Employer shall provide to Executive the following termination benefits (“Termination Benefits”):

(i)            A severance payment (the “Severance Payment”) in an amount equal to the lesser of (x) twelve (12) months of Executive’s Base Annual Salary or (y) the aggregate Base Annual Salary that would have been paid to Executive for the remainder of the Term of the Agreement if such remaining Term is shorter than the aforementioned 12-month period, as the case may be (the “Termination Benefits Period”); and

(ii)           continuation during the Termination Benefits Period of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by Executive at the active employee’s rate and solely to the extent that such continuation will not subject Employer or any of its Affiliates to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or the Patient Protection and Affordable Care Act (the “Health Insurance Cost Sharing Benefit”).

Notwithstanding the foregoing provisions of this Section 7(b) or any other provision of this Agreement to the contrary, (A) the Severance Payment and the Health Insurance Cost Sharing Benefit that would otherwise be payable to Executive pursuant to this Section 7(b) shall be reduced by the amount of any severance compensation or health insurance benefits that are due or are otherwise paid to Executive under any separate severance compensation or change in control or similar agreement between Executive, on the one hand, and Employer or any of its Affiliates, on the other hand, or any severance pay or stay bonus plan of Employer or any of its Affiliates (irrespective of when such agreement is entered into or such plan becomes effective); (B) if Executive commences any employment with another employer during the Termination Benefits Period and that other employer offers group health plan or health insurance benefits reasonably comparable to those available from Employer, then, the Health Insurance Cost Sharing Benefit provided under paragraph 7(b)(ii) above shall cease to be payable as of the date of commencement of such employment; and (C) nothing in this Section 7(b) shall be construed to affect Executive's right to receive COBRA continuation entirely at Executive's own cost to the extent that Executive may continue to be entitled to COBRA continuation after the Executive's Health Insurance Cost Sharing Benefit under this Section 7(b)(ii) ceases. Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which Executive may be engaged during the Termination Benefits Period. The Termination Benefits shall be paid by Employer in installments over the Termination Benefits Period in accordance with the customary payroll practices of Employer (net of required deductions and withholdings); provided, that the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after the date of termination and shall include payment of any amounts that would otherwise be due prior thereto.

(c)            Termination Upon Death. In the event of a termination of Executive’s employment due to death, Employer shall pay to Executive’s estate an amount equal to one hundred percent (100%) of Executive’s Base Annual Salary at the rate in effect immediately prior to such termination (the "Death Benefit"), less the amount of any life insurance benefits which Executive's estate or any of Executive's beneficiaries receive under any Employer-provided life insurance plan or program in which Executive was participating at the time of his death. Any Death Benefit payable pursuant to this Section 7(c) shall be paid in a lump sum payment (net of any tax and any other required withholdings) to the beneficiary designated in writing by Executive, or if no beneficiary was designated, to his estate, as soon as is practicable following Executive’s death and in no event later than the last day of the calendar year in which the date of death occurs.

(d)            Exclusivity of Termination Benefits. Except as may otherwise be set forth in Exhibit A hereto, Executive shall not be entitled to any payments or benefits due to the expiration or termination of Executive’s employment with Employer other than those benefits that are expressly provided for in this Section 7. Without limiting the generality of the foregoing, the Termination Benefits set forth in Section 7(b), together with any severance benefits that Executive may be entitled to receive under any separate severance compensation or change of control or stay-pay agreement to which Executive may be a party or any separate severance or stay pay plan in which Executive may be a participant, shall constitute the exclusive rights and remedies against Employer or any of its Affiliates to which Executive shall be entitled by reason of termination or Executive’s employment by Employer without Cause or by Executive for Good Reason or for any damages arising therefrom.

8.            Protective Covenants.

(a)            Certain Definitions.

(i)            Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to Employer or any of its Affiliates which is of value to Employer or any such Affiliates in the course of conducting any of their respective businesses and the disclosure of which could result in a competitive or other disadvantage to Employer or any of its Affiliates. Confidential Information includes, without limitation, financial information, including financial statements and projections, business and expansion or growth plans, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists and information regarding, or supplied to Employer or any of its Affiliates by, any of their respective existing or prospective customers; supplier lists and information about, or provided to Employer or any of its Affiliates by, any of their respective suppliers, vendors or consultants; information regarding the capabilities, duties or compensation of employees of Employer or of any its Affiliates; and information regarding the business prospects and opportunities of Employer or any of its Affiliates (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information also includes information developed by Executive in the course of Executive’s employment by Employer, as well as other information to which the Executive may have access in connection with Executive’s employment, and the confidential information of others with which Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain as a result of a breach of any of Executive’s covenants under Section 8(b). Executive acknowledges and agrees that Employer has a legitimate business interest in protecting the Confidential Information.

(ii)           Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere within forty (40) miles of any office or facility used by Employer or any of its Affiliates which is competitive with any business which Employer or any of its Affiliates conducts or proposes to conduct at any time during Executive’s employment with Employer or any of its Affiliates, including, without limitation, the commercial banking business and the investment advisory services business.

(b)            Confidentiality.

(i)            Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and Employer, including with respect to all Confidential Information, whether such Confidential Information exists on the date of this Agreement or is created, developed or acquired or comes into being at any time during the term of this Agreement. Executive covenants and agrees that, at all times (both during Executive’s employment with Employer and after its expiration or termination for any reason), Executive will keep all Confidential Information in strict confidence and trust and will not disclose any of the Confidential Information to any Person, and Executive covenants and agrees that he will not use any of the Confidential Information for Executive’s benefit or the benefit of any Person other than Employer and its Affiliates.

(ii)           In the event that Executive is requested or required (including by means of deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by a tribunal, court or regulatory agency, (including, but not limited to, the DFPI and the FDIC)) having applicable jurisdiction, to disclose any of the Confidential Information, Executive shall, unless prohibited by law or regulation, provide Employer with prompt written notice of any such request or requirement so that Employer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8(b) with respect to such requested or required Confidential Information. If, in the absence of a protective order or other remedy acceptable to Employer or the receipt of a waiver from Employer, Executive is nonetheless legally required to disclose such Confidential Information to any tribunal, court or government agency to avoid being held liable for contempt or suffering other censure or penalty, Executive may, without thereby violating this Section 8(b) or incurring any liability to Employer hereunder, disclose only that portion of the Confidential Information that Executive is legally required to disclose. In any case, Executive shall cooperate with Employer in any efforts it may undertake to preserve the confidentiality of such Confidential Information, including, without limitation, by cooperating with Employer’s efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.”

(c)            Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, including cell phones and computers, and whether or not pertaining to Confidential Information, which are furnished to Executive by Employer or any of its Affiliates or which are produced by Executive in connection with Executive’s employment, will be and remain the sole property of Employer, whichever the case may be. Executive will return to Employer all such materials and property as and when requested by Employer or if no request therefor has theretofore been made, then, immediately upon the expiration or termination of Executive’s employment with Employer for any reason whatsoever. Executive covenants and agrees that he/she will not retain any such materials or property or any copies thereof after any such expiration or termination of his employment with Employer.

(d)            Noncompetition Covenant. During the term of Executive’s employment with Employer, Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, lender or creditor or otherwise, engage, participate, assist, support or invest in any Competing Business.

(e)            Non-Solicitation Covenant. Executive covenants and agrees that, during the Term and for a period equal to eighteen (18) months after the Term or the conclusion of Executive’s employment, he shall not, either on behalf of himself or any other Person, directly or indirectly, solicit or attempt to employ or hire or recruit or hire any Person who is, or during the prior twelve (12) months had been, an employee or independent contractor of Employer or any of their Affiliates or induce or influence any such employee or independent contractor to leave the employ or service of Employer or any of its Affiliates.

(f)            Non-Interference Covenant. Executive acknowledges that in connection with and in the course of his employment with Employer, Executive will have access to trade secrets and other Confidential Information of Employer and its Affiliates, which Confidential Information may include, without limitation, the identities of and information about the banking and other financial service needs and the investment goals and plans of clients and customers of Employer or its Affiliates. As a result of his employment with Employer, Executive also will be given, by Employer or its Affiliates, the opportunity, resources and Confidential Information which Executive will need to establish business relationships with existing and prospective clients and customers of Employer or its Affiliates, all for the exclusive benefit of Employer and its Affiliates. Accordingly, Executive covenants and agrees that during the Term of his employment with Employer and for a period of eighteen (18) months following the termination, for any reason whatsoever, of his employment with Employer (including any voluntary termination or any termination for Good Reason by Executive or any termination by Employer with or without Cause), Executive shall not use any information that constitutes a trade secret or Confidential Information of Employer or any of its Affiliates to directly or indirectly, personally or through others, (i) solicit for or on behalf of any Person competing against Employer or any of its Affiliates, any existing or prospective client or customer of Employer or any of its Affiliates, or (ii) encourage or induce any client, customer, supplier or vendor of or service provider to Employer or any of its Affiliates to terminate or modify (in a manner adverse to any of them) the business relationship that any such client, customer, supplier, vendor or service provider has with any of them.

(g)            Exception for Ownership of Shares in Public Companies. Notwithstanding the foregoing covenants, Executive may own up to five percent (5%) of the outstanding capital stock of a publicly traded corporation which constitutes or is affiliated with a Competing Business, provided that Executive is a passive investor in that corporation and does not provide any assistance or support of any kind, financial or other (other than his ownership of such capital stock), to or serve in any capacity with such corporation or any of its affiliates.

(h)            Certain Acknowledgements. Executive (i) understands, acknowledges and agrees that each of the covenants and restrictions set forth, respectively, in Subsections 8(b) through 8(f) above are intended to protect the interests of Employer and its Affiliates, in their trade secrets and other Confidential Information and established client, customer, supplier, vendor, employee and consultant relationships and the goodwill established by Employer or such Affiliates with or among its respective clients, customers, suppliers, vendors, employees and consultants, (ii) acknowledges and agrees that this Section 8 imposes no greater restraint or restriction on Executive than is reasonably necessary to protect the legitimate business interests of Employer and its Affiliates, and such restrictions are reasonable and appropriate for this purpose and will not adversely affect Executive’s ability, following a termination of his employment with Employer, to earn a livelihood from his chosen profession, and (iii) acknowledges that the consideration received by him pursuant to this Agreement is good, valuable and adequate consideration in exchange for his covenants and agreements contained in this Section 8.

(i)            Severability. If any of the definitions contained in Section 8(a) or any of the covenants or agreements of Executive contained in Subsections 8(b), 8(c), 8(d), 8(e), or 8(f) above or in Subsections 8(j) or 8(k) below (collectively, the “Protective Covenants”) is held by any court of competent jurisdiction to be unenforceable or unreasonable as to time, geographic coverage, or business limitation, Executive and Employer agree that in any such instance that particular definition or that particular Protective Covenant, as the case may be (the “Offending Provision”) shall be reformed to the maximum time, geographic area or business limitation (as the case may be) that will permit it to be enforced under applicable law. The parties further agree that, in any such event, all of the remaining definitions and Protective Covenants shall be severable, shall remain in full force and effect and shall be enforceable independently of each other and a holding by a court of competent jurisdiction that any definition or Protective Covenant is unenforceable or unreasonable to any extent shall not affect or impair the continued validity or enforceability of the other definitions or Protective Covenants contained in this Section 8.

(j)            Third-Party Agreements and Rights. Executive hereby represents and warrants that he is not bound by the terms of any contract or other agreement (written or oral) with any previous employer or other Person which restricts in any way Executive’s use or disclosure of information (other than confidential or proprietary information held by a third party, such as a former employer) or Executive’s engagement in any business. Executive further represents and warrants to Employer that Executive’s execution and delivery of this Agreement, Executive’s employment with Employer and the performance of Executive’s duties for Employer pursuant to this Agreement will not violate any obligations, contractual or other, that Executive may have to any such previous employer or other Person. In Executive’s work for Employer, Executive will not disclose or make use of any information in violation of any contracts or other agreements (written or oral) with or the rights of any such previous employer or other Person, and Executive will not bring to the premises of Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other Person.

(k)            Litigation and Regulatory Cooperation. During and after the Term of this Agreement, Executive shall cooperate fully with Employer and its Affiliates in the prosecution or defense of any claims or actions or other proceedings that have been or may be brought on behalf of or against Employer or any of its Affiliates that relates to events or occurrences that transpired while Executive was employed by Employer. Executive’s full cooperation in connection with such claims or actions shall include, but shall not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer or any of its Affiliates at mutually convenient times. During and after the Term of this Agreement, Executive also shall cooperate fully with Employer and its Affiliates in connection with any examination, investigation or review by any federal, state or local regulatory authority that covers any period, or relates to events or occurrences that transpired, while Executive was employed by Employer. Executive acknowledges that the performance by him of the covenants and duties set forth in this Section 8(k) during the term of this Agreement are part of his duties under this Agreement and that he shall not be entitled to any compensation therefor that is separate from or in addition to his compensation under this Agreement. If Executive performs any of the duties as required by this Section 8(k) after the Term of this Agreement, as Executive’s compensation therefor, Employer shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with the performance by Executive of his duties under this Section 8(k).

(l)            Equitable Remedies. Executive acknowledges and agrees that it would be difficult to measure the damages that Employer will sustain as a result of any breach by Executive of any of the Protective Covenants or any of the other agreements of Executive contained in this Section 8 and that monetary damages, in and of themselves, would not be an adequate remedy for any such breach. Accordingly, Executive agrees that if he/she breaches, or threatens to breach, any of the Protective Covenants or any of the other agreements of Executive contained in this Section 8, Employer shall be entitled, in addition to all other rights or remedies that it may have under this Agreement or under applicable law, to bring an equitable proceeding in any court of competent jurisdiction and, in any such proceeding, to be awarded (i) temporary, preliminary and permanent injunctive relief to require Executive to halt any such breach, or to refrain from committing any threatened breach (as the case may be), of any of such Protective Covenants or other agreements, and (ii) such other appropriate equitable remedies to require Executive to comply with such Protective Covenants and other agreements, without having to show or prove any actual monetary damages to Employer. Employer shall not be required to post a bond or monetary or other security as a condition to the issuance or continuation of any such injunctive relief or the granting or continuance of such other equitable remedies provided for in this Section 8(l).

9.            Arbitration of Disputes. Except as otherwise provided in Section 8(i) above and the last sentence of this Section 9 with respect to equitable proceedings and remedies, any controversy or claim arising out of or relating to this Agreement, the performance or non-performance (actual or alleged) by either party of any of such party's respective obligations hereunder or any actual or alleged breach thereof, or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be resolved exclusively by binding arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Dallas County, Texas, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any Person other than Executive or Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other Person’s agreement thereto. Judgment upon the award rendered by the arbitrator in any such arbitration proceeding may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. The reasonable fees and disbursements of the prevailing party's legal counsel, accountants and experts incurred in connection with any such arbitration proceeding shall be paid by the non-prevailing party in such arbitration proceeding. Notwithstanding anything to the contrary that may be contained in this Section 9, each party shall be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining a temporary restraining order or a preliminary or permanent injunction or other equitable remedies in circumstances in which such relief is appropriate.

10.            Miscellaneous.

(a)            Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties with respect to that subject matter.

(b)            Assignment, Successors and Assigns, etc. Neither Employer nor Executive may make any assignment, in whole or in part, of this Agreement or any interest herein, by operation of law or otherwise, or delegate any of their respective duties hereunder, without the prior written consent of the other party; provided, however, that Employer shall be entitled to assign this Agreement and delegate its duties under this Agreement, without the consent of Executive, in the event that Employer shall consummate a reorganization, consolidate or merge with or into any other Person, or sell or otherwise transfer all or substantially all of its assets to any other Person. Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of and be binding on Employer and Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

(c)            Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Notwithstanding the foregoing, the provisions of Section 8(f), and not the provisions of this Section 10(c), shall apply to the covenants and other agreements contained in and the provisions of Section 8 hereof.

(d)            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any right or obligation under or breach of this Agreement, shall not prevent any subsequent enforcement of such term, right or obligation or be deemed a waiver of any prior or subsequent breach of the same obligation.

(e)            Notices. Any notices, requests, demands and other communications provided for by this Agreement ("Notices") shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Employer or, in the case of any Notice to be given to Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date such Notice is mailed by registered or certified mail, postage prepaid and return receipt requested (whether or not the requested receipt is returned).

(f)            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

(g)            Interpretation and Construction of this Agreement. This Agreement is the result of arms-length bargaining by the parties, each party was represented by legal counsel of such party's choosing in connection with the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against a party, due to an ambiguity therein or otherwise, by reason of the fact that such provision may have been drafted by counsel for such party. For purposes of this Agreement: (i) the term "Person" shall mean, in addition to any natural person, a corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other entity; (ii) when used with reference to Employer, the term “Affiliate” shall mean any Person that controls, is controlled by or is under common control with Employer and shall include FFB and its other subsidiaries; (iii) the term "including" shall mean "including without limitation" or "including but not limited to"; (iv) the term "or" shall not be deemed to be exclusive; and (v) the terms "hereof," "herein," "hereinafter," "hereunder," and "hereto," and any similar terms shall refer to this Agreement as a whole and not to the particular Section, paragraph or clause in which any such term is used, unless the context in which any such term is used clearly indicates otherwise.

(h)            Governing Law. This Agreement is being entered into and will be performed in the State of Texas and shall be construed under and be governed in all respects by and enforced under the laws of the State of Texas, without giving effect to the conflict of laws principles of such State.

(i)            Headings. The Section and paragraph headings in this Agreement are inserted for convenience of reference only and shall not affect, nor shall be considered in connection with, the construction or application of any of the provisions of this Agreement.

(j)            Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart, and any photocopy or facsimile copy thereof, shall constitute an original of this Agreement; but all such executed counterparts and photocopies and facsimile copies thereof shall, together, constitute one and the same instrument.

11.            Section 409A

(a)            The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the Treasury regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will Employer be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.

IN WITNESS WHEREOF, this Agreement has been executed by Employer and by Executive as of the Effective Date.

EMPLOYER:

FIRST FOUNDATION INC.

By:	/s/ Scott Kavanaugh
Name:	Scott Kavanaugh
Title:	CEO

EXECUTIVE:

/s/ James Britton
Name: James Britton

EXHIBIT A

OTHER PAYMENTS OR BENEFITS

This is Exhibit A to that certain Employment Agreement dated as of August 14, 2023 (the “Employment Agreement”) by and between First Foundation Inc. (the “Employer”) and James Britton (“Executive”) who is being employed as Executive Vice President & Chief Financial Officer of Employer. Unless otherwise defined in this Exhibit A or the context indicates otherwise, terms with initial capital letters in this Exhibit shall have the respective meanings ascribed to them in the Employment Agreement.

Additional Payments or Benefits As Contemplated by Section 5(g) of the Employment Agreement.

(1)            A signing bonus in the amount of $50,000.00 paid in a lump sum on the first regularly scheduled pay date for the pay period in which employment begins, which must be repaid within thirty (30) days after the last day of employment should the Executive voluntarily resign from his employment or be terminated for Cause under this Employment Agreement prior to the first anniversary of the date of the Employment Agreement.